Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F- 10 for the registration of debt securities of our reports dated March 5, 2026 with respect to the consolidated financial statements of BCE Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, included in the Annual Report on Form 40-F of the Company for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Montréal, Canada

April 2, 2026